UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2023

ALIMERA SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34703	20-0028718
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6310 Town Square, Suite 400 Alpharetta, Georgia		30005
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (678)  990-5740

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ALIM	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Definitive Material Agreement

Securities Purchase Agreement

On March 24, 2023, Alimera Sciences, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with (i) Velan Capital Master Fund LP (“Velan”) and (ii) a fund and accounts managed by Caligan Partners LP (“Caligan” and collectively with Velan, the “Investors”) for the sale of up to 27,000 shares of the Company’s newly designated Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred”) and warrants (the “Warrants”) to purchase up to 5,714,286 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for an aggregate purchase price of up to $27.0 million in two tranches (collectively, the “Transactions”), in each case, subject to the terms and conditions set forth in the Purchase Agreement.  On March 24, 2023 (the “Tranche 1 Closing Date”), the Company issued and sold an aggregate of 12,000 shares of Series B Preferred at a per-share purchase price of $1,000 (the “Stated Value”) and the Warrants to the Investors for aggregate gross proceeds of $12.0 million (the “Tranche 1 Closing”).  At the closing of the second tranche (the “Tranche 2 Closing”), the Company will issue and sell an aggregate of 15,000 shares of Series B Preferred at a per-share purchase price equal to the Stated Value to the Investors for aggregate gross proceeds of $15.0 million.  The Tranche 2 Closing will only occur upon the mutual agreement of the Company and the holders of a majority of the outstanding Series B Preferred (the “Preferred Majority”); provided that the Tranche 2 Closing shall occur no later than December 31, 2023, if at all. The Company has agreed that the proceeds from the Tranche 1 Closing will be used to fund development and commercialization of the Company’s existing and pipeline drugs, maintenance of the Company’s credit facility and corporate purposes substantially related to the commercialization of the Company’s existing and pipeline drugs (including without limitation, general and administrative and research and development expenses, in each case, primarily related to such business and the maintenance of the Company’s infrastructure to continue such business), as well as the Repurchase (as defined below). The proceeds from the Tranche 2 Closing, if any, will be used to fund potential in-licenses or acquisitions of new technologies, products or businesses in ophthalmology, subject to the Acquisition Cap (as defined below).

If stockholder approval is required pursuant to Nasdaq Listing Rule 5635(a) (or any successor rule) prior to the Tranche 2 Closing (the limit under such rule, the “Acquisition Cap”), the securities to be issued at such closing shall consist of a newly authorized series of the Company’s preferred stock that will not be convertible into Common Stock in excess of the Acquisition Cap prior to such stockholder approval (and, if Stockholder Approval (as defined below) has been obtained, shares of Common Stock up to the Acquisition Cap). In that case, the newly designated series of preferred stock will have rights, preferences and privileges substantially consistent and on par with the Series B Preferred and such other terms as mutually agreed to by the Company and the Preferred Majority. If Stockholder Approval is obtained prior to the Tranche 2 Closing, the securities issued and sold at the Tranche 2 Closing will be shares of Common Stock rather than shares of Series B Preferred.

So long as an Investor owns a number of shares of Common Stock equal to at least 25% of the shares of Common Stock purchased pursuant to the Purchase Agreement (on an as-converted basis), such Investor is entitled to certain participation rights if the Company elects to offer or sell new securities (a “Subsequent Financing”) in either a private or public offering. The Company is obligated to notify such Investor of any Subsequent Financing and its terms, and such Investor will have the right, subject to certain exceptions, to purchase or otherwise acquire in a separate private placement, at the price and on the terms specified in the notice provided by the Company, up to such number of new securities which equals the proportion that the number of shares of Common Stock then held by such Investor bears to the total number of shares of Common Stock then outstanding, assuming the sale of new securities in the Subsequent Financing and the full conversion and/or exercise, as applicable, of all derivative securities of the Company then outstanding.

Additionally, the Company agreed to reduce its Board of Directors (the “Board”) to seven members no later than its 2024 annual meeting of stockholders, and to submit a proposal to its stockholders at such meeting to declassify the structure of the Board on a phased-in basis, such that if adopted, all members of the Board will be annually elected beginning with the Company’s 2026 annual meeting of stockholders.

The Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Certificate of Designation

The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series B Preferred are set forth in the Certificate of Designation of Series B Convertible Preferred Stock (the “Certificate of Designation”), as filed with the Secretary of

State of the State of Delaware on the Tranche 1 Closing Date. The Company intends to hold a meeting of its stockholders to approve the issuance of Common Stock upon conversion of the Series B Preferred and exercise of the Warrants in excess of the Change of Control Cap and the Exchange Cap (the “Proposals”), each as defined and described below (such meeting, the “Stockholder Meeting” and such approval, the “Stockholder Approval”).

The Certificate of Designation authorizes 27,000 shares of Series B Preferred. The principal terms of the Series B Preferred are set forth below:

•

Conversion; Stockholder Approval.  Prior to the conclusion of the Stockholder Meeting, the Series B Preferred is not convertible into Common Stock or any other security of the Company. If Stockholder Approval is obtained, the Company will designate a business day no later than ten business days following such vote as the date for the conversion (the “Mandatory Conversion”) of all, but not less than all, of the outstanding Series B Preferred into shares of Common Stock, upon which such Mandatory Conversion will occur automatically.  If Stockholder Approval is not obtained at the Stockholder Meeting, following conclusion of such meeting, each share of Series B Preferred shall be convertible, at the option of the holder (an “Optional Conversion”), into shares of Common Stock; provided such conversion cannot exceed the Change of Control Cap, the Exchange Cap and the Ownership Limitation (as defined below).  The number of shares of Common Stock to be issued upon the Mandatory Conversion or an Optional Conversion shall be determined by dividing (i) the Stated Value (as adjusted for stock dividends, splits, combinations and similar events with respect to the Series B Preferred) (the “Adjusted Stated Value”) plus any accrued but unpaid dividends to which such share of Series B Preferred is then entitled (the “Accrued Dividends”) by (ii) the then-applicable conversion price. No fractional shares shall be issued upon the conversion of the Series B Preferred.

•

Conversion Price.  The initial conversion price of the shares of Series B Preferred issued at the Tranche 1 Closing is $2.10 (the “Tranche 1 Conversion Price”). The shares of Series B Preferred issued at the Tranche 2 Closing will be convertible into shares of Common Stock at an initial conversion price equal to the 30-day preceding volume-weighted average price of the Common Stock on The Nasdaq Stock Market (“Nasdaq”), but in any event (i) no less than eighty percent (80%) of the Tranche 1 Conversion Price per share nor (ii) greater than two-times the Tranche 1 Conversion Price per share. In each case, the conversion price of the Series B Preferred is subject to certain customary adjustments, including a weighted average anti-dilution adjustment.

•

Conversion Limitations.  Unless and until Stockholder Approval is obtained, the Series B Preferred will not be convertible into Common Stock to the extent that such conversion would cause (i) the aggregate number of shares of Common Stock that would be issued pursuant to the Purchase Agreement and the transactions contemplated thereby to exceed 1,401,901 (19.99% of the voting power or number of shares of Common Stock, issued and outstanding immediately prior to the execution of the Purchase Agreement), which number will be reduced, on a share-for-share basis, by the number of shares of Common Stock issued or issuable pursuant to any transactions that may be aggregated with the transactions contemplated by the Purchase Agreement under applicable Nasdaq rules (the “Exchange Cap”); or (ii) the aggregate number of shares of Common Stock that would be issued pursuant to such conversion, when aggregated with any shares of Common Stock then beneficially owned by the holder (or group of holders required to be aggregated) of such shares, would result in (a) a “change of control” of the Company under applicable Nasdaq listing rules (the “Change of Control Cap”) or (b) such holder or a “person” or “group” to beneficially own in excess of 9.99% of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon such conversion (the “Ownership Limitation”); provided, that a holder of Series B Preferred, upon notice to the Company, may increase or decrease the Ownership Limitation, effective sixty-one (61) days following such notice so long as the Ownership Limitation in no event exceeds 9.99% of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon such conversion, the Exchange Cap or the Change of Control Cap immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series B Preferred held by the holder.

•

Liquidation Preference.  In the event of a Liquidation Transaction (as defined in the Certificate of Designation), holders of the Series B Preferred will receive before any proceeds are distributed to the holders of Common Stock a per-share of Series B Preferred payment equal to the greater of (i) the Adjusted Stated Value, plus the Accrued Dividends, and (ii) the amount each holder of a share of Series B Preferred would be entitled to receive had all shares of Series B Preferred been converted into shares of Common Stock at the then-applicable conversion price immediately prior to such Liquidation Transaction (without regard to any conversion limitations).
•

Voting Rights.  Except as otherwise set forth in the Certificate of Designation, following the Stockholder Meeting, the Series B Preferred will vote together with the Common Stock on an as-converted basis based on the number of shares of Common Stock into which such shares of Series B Preferred are then convertible; provided that no holder of Series B Preferred may exercise its voting rights thereof in excess of the Ownership Limitation, Change of Control Cap and the Exchange Cap as of the record date.  Pursuant to the Nasdaq listing rules, holders of Series B Preferred will not be entitled to cast votes for the Proposals with respect to their Series B Preferred.  In addition, for so long as at least 20% of the shares of Series B Preferred issued to the Investors remain outstanding, the Company may not, without first obtaining approval of the Preferred Majority: (i) (A) amend the Certificate of Designation, or (B) amend the Company’s certificate of incorporation (including by filing any new certificate of designation or elimination) or the Company’s bylaws, in each case with respect to the foregoing clause (B), in a manner that adversely affects the rights, preference or privileges of the Series B Preferred; (ii) increase or decrease the authorized number of shares of Series B Preferred or issue additional shares of Series B Preferred following the Tranche 1 Closing Date, other than to the Investors; (iii) authorize, create, issue or obligate the Company to issue (by reclassification, merger or otherwise) any security (or any class or series thereof) or any indebtedness, in each case that has any rights, preferences or privileges senior to, or on a parity with, the Series B Preferred, or any security convertible into or exercisable for any such security or indebtedness (other than the issuance of (a) up to an aggregate of $62,500,000 of indebtedness pursuant to the Company’s credit facility with SLR Investment Corp. (“SLR”), as the same may be amended, refinanced or resyndicated from time to time or (b) up to an aggregate of $500,000 of indebtedness pursuant to operating, capital or equipment leases entered into in the ordinary course of business); (iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of capital stock; provided, however, that this restriction shall not apply to (a) the Repurchase or (b) the forfeiture of stock from former employees, officers, directors or consultants who performed services for the Company in connection with the cessation of such employment or service pursuant to the terms of existing agreements with such individuals; (v) declare or pay any dividend or distribution on any shares of capital stock; provided, however, that this restriction shall not apply to dividends payable to holders of Common Stock that consist solely of shares of Common Stock for which adjustment to the conversion price of the Series B Preferred is made pursuant to the Certificate of Designation; or (vi) incur any indebtedness in excess of $5,000,000 or any secured indebtedness other than as permitted by the Certificate of Designation.

•

Series B Directors.  Effective as of the Tranche 1 Closing, for so long as Velan or Caligan, respectively, beneficially holds 50% or more of the shares of Common Stock (calculated on an as-converted basis based on the then-applicable conversion price) such Investor acquired pursuant to the Purchase Agreement, such Investor shall have the right to designate up to one director for election to the Board. Effective as of the Tranche 2 Closing, the original Investors shall have the right to designate one additional individual mutually agreed upon and designated by such Investors for election to the Board; provided, however, that such designation rights shall be subject to and limited by provisions of applicable Nasdaq listing rules. To the extent any Investor is affiliated with another Investor, such designation right shall apply collectively to such affiliated Investors.

•

Dividends.  The holders of Series B Preferred will be entitled to receive dividends and other distributions on a pari passu basis with holders of Common Stock of the Company on an as-converted basis.  In addition, prior to Mandatory Conversion, dividends will accrue on the Series B Preferred at an annual rate of 6% of the Stated Value. Such dividends with respect to any share of Series B Preferred shall accrue daily from and after the issuance date, whether or not the Company has funds legally available for such dividends or such dividends are declared and shall be calculated on the basis of a 360-day year. Dividends will be payable in cash when, as and if declared by the Board.

•	Redemption. The Series B Preferred is not redeemable.

The Certificate of Designation is filed as Exhibit 3.1 to this Current Report on Form 8-K. The foregoing description of the Certificate of Designation and the Series B Preferred does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Warrants

The Warrants have an exercise price equal to the Tranche 1 Conversion Price (as adjusted pursuant to the Certificate of Designation through the date of Stockholder Approval) and expire seven years from the date of the Tranche 1 Closing. The Warrants are exercisable upon the earlier of (a) a change of control of the Company and (b) March 24, 2024; provided that prior to Stockholder Approval, exercise of the Warrants is subject to the Ownership Limitation, the Change of Control Cap and the Exchange Cap. If the Company consummates (i) the Tranche 2 Closing or (ii) a qualified financing transaction of at least $15,000,000 prior to December 31, 2023, the number of shares underlying the Warrants will automatically be reduced to an aggregate of 1,000,000 shares of Common Stock.

Registration Rights Agreement

As a condition to closing the Transactions, the Company and the Investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”) dated March 24, 2023, whereby the Company is required to file a shelf registration statement pursuant to the Securities Act of 1933, as amended, to register for resale the shares of Common Stock issuable upon conversion of the Series B Preferred issued or issuable pursuant to the Purchase Agreement and the shares of Common Stock issuable upon exercise of the Warrants. The Registration Rights Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K. The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Repurchase and Elimination of Series A Convertible Preferred Stock

As a condition to closing the Transactions, the Company repurchased all 200,919 shares of Common Stock and 600,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred”) held by the holders thereof (the “Repurchase”), for an aggregate purchase price of approximately $1.25 million. The holders of the Series A Preferred were entitled to a liquidation preference before the holders of Common Stock would be entitled to receive any consideration in the event of a sale of the Company. As of December 31, 2022, the Series A Preferred aggregate liquidation preference was approximately $24 million. As a result of the Repurchase, no shares of the Series A Preferred remain outstanding and the liquidation preference is no longer in effect. Following the Tranche 1 Closing, the Company filed a Certificate of Elimination for the Series A Preferred Stock with the Secretary of State of the State of Delaware on March 24, 2023 (the “Series A Elimination Certificate”).

The Series A Elimination Certificate is filed as Exhibit 3.2 to this Current Report on Form 8-K. The foregoing description of the Series A Elimination Certificate does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Fifth Amendment to Loan and Security Agreement and Exit Fee Agreement

On March 24, 2023, the Company entered into the Fifth Amendment (the “Amendment”) to its Loan and Security Agreement dated December 31, 2019, with SLR as collateral agent, and the lenders party thereto, including SLR in its capacity as a lender (each a “Lender” and collectively, the “Lenders”) (as amended by the First Amendment dated as of May 1, 2020, the Second Amendment dated as of March 30, 2021, the Third Amendment dated as of February 22, 2022, and the Fourth Amendment dated December 7, 2022, the “Loan Agreement,” and as further amended by the Amendment, the “Amended Loan Agreement”).

Pursuant to the Amendment, the Lenders have agreed to, among other things, (i) an additional tranche of $2,500,000 to increase the Company’s existing term loan facility to $47,500,000, subject to certain closing conditions (the “New Term Loan”), and (ii) extend a $15,000,000 additional term loan available to be funded at Lender’s sole discretion. The New Term Loan will bear interest at an annual rate equal to 5.15% plus the greater of (i) 4.60% and (ii) one-month SOFR, which will reset monthly. The Amendment extends the maturity date to April 30, 2028, and the interest-only period to April 30, 2025. The interest-only period may be extended an additional 12 months if the Company meets certain financial targets by March 31, 2025. In addition, the Amendment specifies the minimum net product revenue levels, calculated on a trailing six-month basis beginning with the six-month period ended March 31, 2023, and tested at the end of each calendar quarter, that the Company must achieve for each such period.

In addition to the collateral provided as a first-priority security interest under the Loan Agreement, pursuant to the Amendment, the Company agreed to grant to the collateral agent (for the benefit of the Lenders) a first-priority security interest in all of the intellectual property of the Company.

The Company may voluntarily prepay the New Term Loan in full or in part, subject to certain prepayment premiums. The Amended Loan Agreement contains customary affirmative covenants, negative covenants and events of default, subject to certain negotiated exceptions and baskets.  The occurrence of an event of default could result in: (i) an increase to the applicable interest rate and/or (ii) the acceleration of the Company’s obligations under the Amended Loan Agreement allowing the collateral agent to exercise remedies with respect to the collateral.

Upon execution of the Amendment, the Company paid the Lenders a non-refundable amendment fee of $875,000, as well as $1.625 million in fees due under the Loan Agreement, which payment was funded by the New Term Loan. An additional non-refundable fee will be payable upon the earliest of the maturity date, an acceleration, or the prepayment of the obligations owed to the Lenders pursuant to the Amended Loan Agreement, equal to 5% of the original principal amount funded thereunder.

The Company is also obligated to pay additional fees under the Fifth Amendment Exit Fee Agreement (the “New Exit Fee Agreement”) dated as of March 24, 2023, by and among the Company, SLR as collateral agent, and the Lenders. The New Exit Fee Agreement will survive the termination of the Amended Loan Agreement and has a term of 10 years. The Company will be obligated to pay an exit fee of 1.5% of the original principal amount funded under the Amended Loan Agreement upon the occurrence of an exit event, which generally means a change in control, as defined in the New Exit Fee Agreement. The Transactions, and the conversion of the Series B Preferred into Common Stock following Stockholder Approval, will not constitute an exit event. If the Company has not already paid the exit fee under the New Exit Fee Agreement, the Company is also obligated to pay an equivalent fee upon achieving revenues of $82.5 million or more from the sale of ILUVIEN in the ordinary course of business to third party customers, measured on a trailing 12-month basis during the term of the New Exit Fee Agreement, tested at the end of each month. The Company’s existing exit fee agreements remain in effect. The fees payable pursuant to the Company’s existing exit fee agreements and the New Exit Fee Agreement will not exceed $3,387,500 in total.

The foregoing descriptions of the terms and conditions of the Amendment and the New Exit Fee Agreement do not purport to be complete and are qualified in their entirety by the full text of the Amendment and the New Exit Fee Agreement, which will be filed with the SEC as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed in Item 1.01 is incorporated herein by reference.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing rule or Standard; Transfer of Listing.

 On March 23, 2023, the Company received a notice (the “MVPHS Notice”) from Nasdaq, stating that the Company’s listed securities failed to comply with the $15 million market value of publicly held shares (“Market Value of Publicly Held Shares”) requirement for continued listing on the Nasdaq Global Market in accordance with Nasdaq Listing Rule 5450(b)(2)(C) based on the Company’s Market Value of Publicly Held Shares for the 30 consecutive business days prior to the date of the MVPHS Notice. The MVPHS Notice is only a notification of deficiency, not of imminent delisting, and has no immediate effect on the listing of the Company’s securities on Nasdaq.

In accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company has been provided a period of 180 calendar days from the date of the MVPHS Notice, or until September 19, 2023, in which to regain compliance (the “Compliance Period”). In order to regain compliance, the Market Value of Publicly Held Shares of the Company must close at $15,000,000 or more for a minimum of ten consecutive trading days during the Compliance Period. The Company intends to consider its available options to resolve its noncompliance. There can be no assurance that the Company will be able to regain compliance the Market Value of Publicly Held Shares requirement or maintain compliance with the other Nasdaq listing requirements.

  In the event that the Company does not regain compliance within the Compliance Period, the Company may be eligible to transfer to the Nasdaq Capital Market before the expiry of the Compliance Period. However, if it appears to Nasdaq that the Company will not be able to cure the deficiency, or if the Company is not otherwise eligible, Nasdaq will provide notice to the Company that its listed securities will be subject to delisting. In the event of such notification, the Company may appeal Nasdaq’s determination to delist its securities, but there can be no assurance Nasdaq would grant the Company’s request for continued listing.

Item 3.02  Unregistered Sales of Equity Securities

The information disclosed in Item 1.01 is incorporated herein by reference.

Item 3.03  Material Modification to Rights of Security Holders

The information disclosed in Item 1.01 and Item 5.03 is incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

Pursuant to the Purchase Agreement, and as described under Item 1.01, Jim Largent and Roger Sawhney, M.D. resigned from the Board effective as of the Tranche 1 Closing on March 24, 2023. These resignations were not the result of any dispute or disagreement with the Company or the Board on any matter relating to the Company’s operations, policies, or practices. The Company greatly appreciates their dedicated services as directors and wishes each of Mr. Largent and Dr. Sawhney the best in their future endeavors.

(d)

As described under Item 1.01, for so long as each Investor and its affiliates beneficially holds 50% or more of the shares of Common Stock such Investor and its affiliates acquired pursuant to the Purchase Agreement (calculated on as-converted basis based on the applicable conversion price), such Investor and its affiliates shall have the right to designate a director for election to the Board, subject to compliance with applicable Nasdaq rules. In addition, upon the Tranche 2 Closing, the Investors will have the right to designate one additional director for election to the Board, to be mutually agreed upon among the Investors and their affiliates. Each Investor and its affiliates had the right to designate one director for election to the Board as of the Tranche 1 Closing. Accordingly, and based in part upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Mike Kaseta and Adam Morgan to the Board on March 24, 2023, as Class I and Class III directors, respectively, each as a representative of an Investor.  In addition, the Board appointed Mr. Kaseta to the Audit Committee of the Board and Mr. Morgan to the Compensation Committee of the Board.

In connection with their elections to the Board and pursuant to the Company’s non-employee director compensation program (the “Director Compensation Program”), the Compensation Committee of the Board granted each of Mr. Kaseta and Mr. Morgan options to purchase 1,825 shares of Common Stock at an exercise price equal to the closing price per share of the Common Stock on March 27, 2023, the first trading date after their appointments to the Board. The options will vest and become exercisable in equal monthly installments of 456 shares on the 12th day of each month from April 12, 2023 through July 12, 2023, with the final installment to be adjusted as necessary to avoid any fractional shares in any installment, provided each of Mr. Kaseta and Mr. Morgan provides continuous service to the Company through the applicable vesting date. In the event of a change of control of the Company or if either of Mr. Kaseta’s or Mr. Morgan’s service terminates due to death or disability, the options will accelerate and immediately become exercisable. Also pursuant to the Director Compensation Program, each of Mr. Kaseta and Mr. Morgan will receive a $40,000 annual retainer for their respective service on the Board. Additionally, Mr. Kaseta will receive a $10,000 annual retainer for his service on the Audit Committee and Mr. Morgan will receive a $7,000 annual retainer for his service on Compensation Committee, with such retainers initially to be prorated to the 2023 annual meeting of stockholders. In addition, under the Director Compensation Program, each of Mr. Kaseta and Mr. Morgan will be eligible to receive, upon the conclusion of each annual meeting of stockholders beginning in 2023, options to purchase an additional 6,000 shares of the Common Stock, provided each of Mr. Kaseta and Mr. Morgan is then continuing to serve on the Board.

Each of Mr. Kaseta and Mr. Morgan and the Company have also entered into an indemnification agreement requiring the Company to indemnify each of them to the fullest extent permitted under Delaware law with respect to his service as a director. The indemnification agreements are in the form the Company has entered into with its other directors and executive officers.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the Transactions and the Repurchase, on March 24, 2023, the Company filed the Certificate of Designation authorizing the Series B Preferred Stock and the Series A Elimination Certificate eliminating the Series A Preferred Stock, each with the Secretary of State of the State of Delaware. See Item 1.01 for a description of the terms of Certificate of Designation.  The Certificate of Designation and the Series A Elimination Certificate are filed as Exhibit 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

As previously disclosed, all outstanding shares of the Company’s Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), have been converted into shares of Common Stock. On March 24, 2023, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware for the Series C Preferred Stock. The Series C Certificate of Elimination is filed as Exhibit 3.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

On March 27, 2023, the Company issued a press release announcing the Transactions.  A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
3.1	Certificate of Designation of Series B Convertible Preferred Stock
3.2	Certificate of Elimination of Series A Convertible Preferred Stock
3.3	Certificate of Elimination of Series C Convertible Preferred Stock
4.1	Form of Warrant to Purchase Shares of Common Stock
10.1	Securities Purchase Agreement, dated March 24, 2023, by and among Alimera Sciences, Inc. and the purchasers party thereto
10.2	Registration Rights Agreement, dated March 24, 2023, by and among Alimera Sciences, Inc. and the purchasers party thereto
99.1	Press Release of Alimera Sciences, Inc. dated March 27, 2023
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

Dated: March 27, 2023	By:	/s/ Russell L. Skibsted
	Name:	Russell L. Skibsted
	Title:	Chief Financial Officer and Senior Vice President